                                  EXHIBIT 4.01

              TJ INTERNATIONAL, INC. LEVERAGED STOCK PURCHASE PLAN

                             TJ INTERNATIONAL, INC.

                          LEVERAGED STOCK PURCHASE PLAN

                            ADOPTED DECEMBER 19, 1996


     PREAMBLE. This document comprises the TJ International, Inc. Leveraged Stock Purchase Plan (the "Plan"). Pursuant to the terms of the Plan set forth below, eligible executives ("Executives") of TJ International, Inc. (the "Company"), who elect to do so may purchase in the aggregate up to 400,000 shares of the Company's $1.00 par value common stock from the Company at the prevailing market price at the time of purchase, with funds provided by the Executive and, if applicable, through loans from the Company, all as described herein.

     1. PURPOSE. The Company is sponsoring this Plan to encourage significant long term investment in and accumulation of shares of the Company's Common Stock by Executives of the Company. The Plan offers a convenient way for Executives to purchase additional shares of the Company's Common Stock.

     2.   DEFINITIONS.

     As used in this Agreement the following terms shall have the meanings set forth opposite each such term.

     BOARD shall mean the Board of Directors of the Company.

     CLOSING DATE shall mean the date designated in the Notice of Eligibility as the date for closing of a purchase of shares under the Plan.

     COMPANY shall mean TJ International, Inc., a Delaware corporation.

     COMMITMENT DATE shall mean the date designated in the Notice of Eligibility as the date on or before which a Participant must commit to purchase Shares under the Plan.

     COMMITTEE shall mean the Compensation Committee of the Board of Directors.

     COMMON STOCK shall mean the Company's common stock, $1.00 par value per share.

     ELIGIBLE SHARES shall mean (i) shares of Common Stock held (whether in certificated form or in street name) directly in sole ownership or in joint ownership with a spouse, (ii) shares of Common Stock held (whether in certificated form or in street name) indirectly in beneficial ownership or in joint beneficial ownership with a spouse in a trust, family limited partnership or similar estate planning vehicle, and (iii) shares of Common Stock held indirectly in sole ownership or joint ownership with a spouse in the TJ International, Inc. Investment Plan or TJ International, Inc. Retirement Wrap-around Plan.

     EXECUTIVE shall mean an executive who has been designated by the Board as eligible to participate in the Plan.

     FAIR MARKET VALUE shall mean on any date the average of the high and low prices of the publicly traded shares of the Common Stock on the composite tape for the date of such valuation, as quoted in the WALL STREET JOURNAL or successor generally recognized business journal or, if such business journal does not list the published market quotation, then on the NASDAQ reporting system or successor reporting system. If no trading occurs in the Common Stock on the date of such valuation, fair market value shall mean the average of the high and low sales prices on the immediately preceding trading day.

     NOTICE OF ELIGIBILITY shall mean a notice of eligibility in the form of Exhibit A hereto.

     PLAN shall mean this Leveraged Stock Purchase Plan dated December 19, 1996, pursuant to which the Company (i) establishes the Stock Ownership Guidelines,
(ii) issues and sells Shares of Common Stock to Participants from authorized but unissued shares of the Company, and (iii) provides loans to Participants to facilitate the purchase of such Common Stock.

     PARTICIPANT shall mean an Executive who elects to participate in the Plan.

     PURCHASE DATE shall mean the date designated in the Notice of Eligibility as the date upon which the Fair Market Value of Shares to be purchased under the Plan is determined.

     PURCHASE PRICE shall mean the Fair Market Value on the Purchase Date.

     STOCK OWNERSHIP GUIDELINE shall have the meaning described in Section 6.

     3. STOCK RESERVED UNDER THE PLAN. A total of 400,000 shares of Common Stock (the "Shares") are issuable under the Plan. The Company hereby reserves such Shares for issuance from its authorized but unissued shares of Common Stock. By action of the Board, the Company may increase the number of Shares issuable under the Plan. The number of Shares issuable under the Plan shall be adjusted for any stock splits or stock dividends on the Common Stock.

     4.   ADMINISTRATION.

          (a) The Plan shall be administered by the Board, based on recommendations by the Committee. Subject to the provisions of the Plan, the Board is authorized in its sole discretion (i) to construe and interpret the Plan; (ii) to define the terms used in the Plan; (iii) to prescribe, amend and rescind rules and regulations related to the Plan; (iv) to designate those Executives who may participate in the Plan; (v) to make all other determinations necessary or advisable for the administration of the Plan; (vi) to exercise all powers expressly granted to the Board by this Plan and all other powers deemed by the Board in its discretion to be necessary or desirable to accomplish the intent and purposes of the Plan; and (vii) to amend or revise the terms of the Plan. All determinations under and interpretations of the Plan by the Board of Directors shall be binding and conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

          (b) Any action of the Board with respect to the Plan shall be taken by a majority vote at a meeting of the Board or by written consent of a majority of the Board without a meeting.

     5. ELIGIBILITY AND ENROLLMENT. Those Executives designated by the Board who are full-time executives of the Company and who participate in senior management of the Company shall be eligible to participate in the Plan. The Board shall make awards under the Plan from time to time by delivering a Notice of Eligibility, in the form of Exhibit A hereto, to Executives. The Notice of Eligibility shall contain the Commitment Date, the Purchase Date and the Closing Date for any purchase of Shares under the Plan. In no event shall the Purchase Date be prior to date of the Notice of Eligibility or prior to the Commitment Date.

     To enroll in the Plan, an Executive must sign the following documents and deliver them to the Corporate Secretary at the principal office of the Company.

     (a)  the Statement of Election in the form of Exhibit B hereto, and

     (b)  if applicable

          (i)   Stock Purchase Agreement;

          (ii)  Loan Agreement and Promissory Note;

          (iii) Such additional or different forms as may be required by law or the Company from time to time.

     The Statement of Election shall be delivered on or before the Commitment Date. The Stock Purchase Agreement, Loan Agreement and Promissory Note, as applicable, shall be delivered on the Closing Date.

     6. STOCK OWNERSHIP GUIDELINE. Executives electing to participate in the Plan ("Participants") will at all times observe a stock ownership guideline as described herein (the "Guideline"). Each Participant will own a number of Shares of Common Stock determined by the Board and contained in the Notice of Eligibility. The Board may establish different Guidelines for different Executives. The Board may change the Guidelines in its sole discretion from time to time by notice to each eligible Executive. For purposes of determining whether the Executive meets the Guideline, the Executive may calculate the number of Eligible Shares at the time of receipt of any such notice.

     In consideration for a Participant's compliance with the Guideline, the Participant will be eligible to receive grants of stock options under the Company's Key Employees 1996 Stock Option Plan in each year in which the Guideline is complied with.

     7. STOCK PURCHASE AGREEMENT. To facilitate ownership of Common Stock, the Company will sell to the Participant, at the election of the Participant, the number of shares of Common Stock equal to the applicable Guideline, at the Purchase Price. Participants in the Plan who elect to purchase shares under the Plan will complete the Statement of Election and will sign the Stock Purchase Agreement, in the form of Exhibit C to the Plan (the "Stock Purchase Agreement"), and will deliver both the Statement of Election and the Stock Purchase Agreement to the Corporate Secretary no later than the Purchase Date. The Stock Purchase Agreement is an integral part of the Plan and is incorporated herein by reference.

     Pursuant to the Stock Purchase Agreement, participants agree to subscribe for and purchase the number of Shares described in the Statement of Election at the Purchase Price.

     8. LOAN AGREEMENT AND PROMISSORY NOTE. To facilitate a Participant's purchase of the shares, at the election of the Participant, the Company will lend to the Participant a portion of the purchase price of the Shares purchased under the Plan. Participants who elect to do so will sign the Loan Agreement, in the form of Exhibit D to the Plan (the "Loan Agreement") and the Promissory Note, in the form of Exhibit E to the Plan (the "Promissory Note") and will deliver the Loan Agreement and the Promissory Note to the Corporate Secretary on the Closing Date. The Loan Agreement and Promissory Note are integral parts of the Plan and are incorporated herein by reference.

     9. STOCK CERTIFICATES. Stock certificates for the Common Stock owned by each Participant will be issued in his/her name.

     10. NONTRANSFERABILITY. The right of any Executive to participate in the Plan and the right to purchase Shares hereunder shall not be transferable.

     11. SHAREHOLDER RIGHTS. Each Participant shall receive all materials furnished by the Company for the benefit and information of its shareholders, such as notice of the annual meeting of the stockholders, the Company's annual report to stockholders, interim reports and proxy forms.

     Each Participant shall have the full power and right to vote the Common Stock purchased under the Plan, receive dividends and exercise all other rights of ownership of the Common Stock.

     Each Participant shall be the owner of all Shares purchased under the Plan and, subject to any joint ownership with any other person, shall have full power to hold or dispose of such Shares.

     12. TERMINATION OF PARTICIPATION. A Participant may terminate participation in the Plan at any time by submitting a written request to the Board of Directors. Participation terminates automatically upon a participant's death, retirement, permanent and total disability, or termination of employment for any reason.

     13. EFFECTIVE DATE. The Plan shall become effective on the effective date of the Registration Statement under the Securities Act of 1933 covering the Shares to be sold under the Plan. A Participant may enroll prior to such date with the effect that the purchase of Shares under the Plan shall be deemed to occur not earlier than the effectiveness of such Registration Statement.

     14. DURATION. The Plan shall continue in effect until 400,000 Shares have been purchased by participants, unless the Plan is sooner terminated by the Board, or unless the Board increases the number of shares of Common Stock issuable under the Plan.

     15. GOVERNMENTAL AND OTHER REGULATIONS. The Plan, the right of eligible Executives to participate in the Plan and the right of Participants to purchase shares of Common Stock hereunder shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

     16. NOT AN ERISA PLAN. The Plan is not a retirement plan and is therefore not subject to the Employee Retirement Income Security Act of 1974.

     17. NOT AN EMPLOYMENT CONTRACT. The Plan is an employee benefit program and is not a contract of employment, express or implied, between the Company and any Executive. Nothing contained herein creates or is intended to create an express or implied contract of employment or a contract, covenant, promise or representation that employment will continue for any specified period of time. Unless otherwise specified by written contract authorized by the Board, employment of Executives eligible to participate in the Plan is "at will" and may be terminated at any time with or without cause or notice.

                                                                       EXHIBIT A

                              NOTICE OF ELIGIBILITY



TO:  ____________________________

FROM:     TJ International, Inc.

RE:  Notice of Eligibility

DATE:     December 20, 1996



     TJ International, Inc. has designated you as eligible to participate in the TJ International Leveraged Stock Purchase Plan (the "Plan"). Listed below is your Guideline Amount. Your Commitment Date is set forth below in the event you elect to purchase Shares under the Plan. Please return the attached Statement of Election to participate in the Plan. IF YOU ELECT TO PURCHASE SHARES UNDER THE PLAN, YOU MUST RETURN THE STATEMENT OF ELECTION AND STOCK PURCHASE AGREEMENT BEFORE 5:00 P.M. ON THE "COMMITMENT DATE" SHOWN BELOW.

     Your purchase price for the Shares you elect to purchase is the Fair Market Value on the Purchase Date set forth below.

     You will deliver the purchase price and receive your Shares on the Closing Date.



Guideline Amount:             _______________ Shares


Commitment Date:              _______________, 199__


Purchase Date:                _______________, 199__


Closing Date:                 _______________, 199__

                                    EXHIBIT B
                              STATEMENT OF ELECTION

To:  Richard B. Drury, Corporate Secretary
     FAX 208-364-3370
     TJ International, Inc.
     200 E. Mallard Drive
     Boise, ID  83706

Part I.    Eligible Shares

          Owned directly           ______________
          Beneficial ownership     ______________
          Investment Plan          ______________
          Wraparound Plan          ______________
               Total:              ______________ shares

          Guideline Amount         ______________ shares

Part II.   Elections

     Based upon the foregoing, I make the following elections:

     1.   Participate in the Plan and comply with the Guideline:

               Yes                 No

     2.   Purchase Shares of Common Stock under the Plan:

               Yes ______Shares    No

     3. Borrow funds from the Company under the Loan Agreement and Promissory Note as described in the Plan:

               Yes -     Borrow maximum amount (The maximum that can be borrowed
                                               is the purchase price of your
                                               shares, less $1.00 per share.)
               Yes -     Borrow less than maximum amount
                         $_______ [insert amount requested]
               No -      Do not choose to borrow

     4. I request a bonus draw to obtain an amount of cash that, net of tax, will equal $1.00 per share of shares purchased:

               Yes                 No

I hereby acknowledge receipt of a copy of the TJ International Leveraged Stock Purchase Plan and agree to abide by the terms and conditions of the Plan. I hereby accept as binding, conclusive and final all decisions or interpretations of the Board of Directors upon any questions arising under the Plan.

Date:  _______________             ____________________________________________
                                             Signature

                                                               EXHIBIT C TO PLAN


                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this ______ day of ____________, 199__, between _______________, a natural person currently residing at _____________________________, State of ____________ (the "Executive") and TJ INTERNATIONAL, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

          WHEREAS, the Company has adopted a Long Term Stock Ownership Incentive Program (the "Program") to be administered by the Board of Directors of the Company (the "Board"); and

          WHEREAS, the Board has notified the undersigned Executive (the "Executive") that he/she is eligible to participate in the Program; and

          WHEREAS, Executive desires to participate in the Program; and

          WHEREAS, the Executive desires to purchase the Shares from the Company, and the Company desires to sell the Shares to the Executive, in each case upon the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          As used in this Agreement the following terms shall have the meanings set forth opposite each such term.

          BOARD shall mean the Board of Directors of the Company.

          COMPANY shall mean TJ International, Inc., a Delaware corporation.

          COMMON STOCK shall mean the Company's common stock, $1.00 par value per share.

          EXECUTIVE shall mean the executive named above who is employed by the Company in a senior management capacity and who has been designated by the Board as eligible to participate in the program.

          FAIR MARKET VALUE shall mean on any date the average of the high and low prices of the publicly traded shares of the Common Stock on the composite tape for the date of such valuation, as quoted in the WALL STREET JOURNAL or successor generally recognized business journal or, if such business journal does not list the published market quotation, then on the NASDAQ reporting system or successor reporting system. If no trading occurs in the Common Stock on the date of such valuation, fair market value shall mean the average of the high and low sales prices on the immediately preceding trading day.

          LOAN shall mean the loan to the Executive from the Company under a Loan Agreement dated as of _____________, 199__.

          PLAN shall mean the Company's Leveraged Stock Purchase Plan dated December 19, 1996, pursuant to which the Company issues Shares of Common Stock to and provides loans to certain designated executives to facilitate the purchase of such Shares.

          REGISTRATION STATEMENT means the Registration Statement referred to in
Section 3.1(c) hereof.

          SHARES shall mean the shares of Common Stock purchased hereunder.


                                   ARTICLE II

                                SALE AND PURCHASE

          SECTION 2.1. AGREEMENT TO SELL AND TO PURCHASE. The Company agrees to sell and the Executive agrees to purchase ____ shares of the Company's Common Stock (the "Shares") at a purchase price equal to the Fair Market Values of the Shares on ____________, 199__ [insert Purchase Date from Notice of Eligibility] (the "Purchase Price"). On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Company shall sell, and the Executive shall purchase and accept the Shares from the Company.

          SECTION 2.2. CLOSING. The closing of such sale and purchase (the "Closing") shall take place at 10:00 A.M. on _____________, 199__ [insert Closing Date from Notice of Eligibility], or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of the Company, or at such other place as the parties hereto shall agree in writing. At the

Closing, the Company shall deliver to the Executive stock certificates representing the Shares. In full consideration and exchange for the Shares, the Executive shall thereupon pay to the Company the Purchase Price in immediately available funds.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE

          SECTION 3.1. REPRESENTATIONS. The Executive hereby represents, warrants and agrees as follows:

          (a) This Agreement has been duly executed by the Executive and constitutes the Executive's valid and binding obligation enforceable against the Executive in accordance with its terms.

          (b)  The Executive is purchasing the Shares for either (i) cash or
(ii) cash in an amount equal to at least $1.00 per Share and the balance from the proceeds of the Loan.

          (c) Executive acknowledges that the Shares are being issued by the Company pursuant to an S-8 Registration Statement filed under the Securities Act of 1933 with respect to the Plan, and that such Registration Statement registers the sale by the Company of the Shares to the Executive, but that certain restrictions may apply to the Executive's resale of the Shares.

          (d) The Executive acknowledges that the Registration Statement incorporates by reference certain corporate and financial information about the Company such as the Company's most recent annual report, quarterly reports and proxy statement (the "Company Information") and that Executive either
(i) already has received the Company Information, or (ii) has had the opportunity to obtain and review the Company Information.

          (e) Executive acknowledges receipt of a copy of the Plan and all Exhibits and certain summaries and descriptions of the terms and conditions of the Plan.

          SECTION 3.2. SURVIVAL. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by the Executive at the Closing as if made at such time and shall survive the Closing for a period terminating three years after the Closing Date.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          SECTION 4.1 REPRESENTATIONS. The Company hereby represents, warrants and agrees as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

          (b) The Company has the corporate power to enter into this Agreement and the Plan and to carry out its obligations hereunder. The execution and delivery of this Agreement have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize such execution, delivery and performance.

          (c) The Company has the authorized capitalization as set forth in, or incorporated by reference into, the Registration Statement, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and nonassessable and conform to the description of the Common Stock contained in the Registration Statement.

          (d) The unissued shares to be issued and sold by the Company to the Executive hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and nonassessable and will conform to the description of the Common Stock contained in the Registration Statement.

          (e) The issue and sale of the Shares by the Company and the compliance by the Company with all of the provisions of this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound.

          (f) The Registration Statement conforms in all material respects to the requirements of the Act and the rules and regulations of the Securities and Exchange Commission thereunder and does not contain an untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 4.2. SURVIVAL. Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by the Company at the Closing as if made at such time and shall survive the Closing for a period terminating on the date three years after the Closing Date.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

          SECTION 5.1. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          SECTION 5.2. FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

          SECTION 5.3. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein.

          SECTION 5.4. WAIVERS AND AMENDMENTS. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

          SECTION 5.5. SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

          SECTION 5.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          SECTION 5.7. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Idaho except that all matters relating to the validity of the issuance of the Shares by the Company and the rights and obligations of the Company and the Purchaser with respect to the Shares shall be governed by the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             TJ INTERNATIONAL, INC.



                                             By:___________________________
                                                                    COMPANY

                                                ___________________________

                                                               EXHIBIT D TO PLAN


                                 LOAN AGREEMENT


          THIS LOAN AGREEMENT, made and entered into this ______ day of ____________, 1996, by and among TJ International, Inc., a corporation duly organized and existing under the laws of the State of Delaware, with principal offices in Boise, Idaho (hereinafter referred to as the "Company"); and __________________________, an executive of the Company (hereinafter referred to as the "Borrower");

                              W I T N E S S E T H:

          WHEREAS, TJ International, Inc. (the "Company") has adopted a Long Term Stock Ownership Incentive Program (the "Program") to be administered by the Board of Directors of the Company (the "Board"); and

          WHEREAS, the Board has notified the undersigned Executive (the "Executive") that he/she is eligible to participate in the Program, the terms of which allow the Executive to borrow money from the Company to apply toward the purchase of shares of the Company's Common Stock; and

          WHEREAS, Executive desires to participate in the Program; and

          WHEREAS, Borrower desires to obtain a term loan as further described below (the "Loan") to be used as financing for the purchase of shares of TJ International, Inc. Common Stock; and

          WHEREAS, the Borrower is willing and has agreed to execute all documents necessary to evidence his/her obligations to the Company, including but not limited to a promissory note evidencing the Loan (the "Note").

          NOW, THEREFORE, in consideration of the promises and agreements herein exchanged, the sufficiency and mutuality of which are jointly acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          As used in this Agreement the following terms shall have the meanings set forth opposite each such term.

          APPLICABLE FEDERAL RATE means the rate of interest announced by the United States Department of the Treasury. On ____________, 199__, the Applicable Federal Rate was ___ percent (___%).

          BOARD shall mean the Board of Directors of the Company.

          BORROWER shall mean the executive named below who is employed by the Company in a senior management capacity and who has been designated by the Board as eligible to participate in the Plan.

          CHANGE OF CONTROL shall mean (A) the execution of an agreement by the Company or the shareholders of the Company to dispose of all or substantially all of the assets or stock of the Company by means of a sale, reorganization, liquidation, or otherwise; or (B) the announcement by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) of (i) the commencement of, or intent to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by the person or group of at least thirty percent (30%) of the Common Stock then outstanding, or (ii) the acquisition of, or obtaining of the right to acquire, beneficial ownership of at least twenty percent (20%) of the Common Stock then outstanding.

          CLOSING DATE shall have the meaning set forth in Section 3.1.

          COMPANY shall mean TJ International, Inc., a Delaware corporation.

          COMMON STOCK shall mean the Company's common stock, $1.00 par value per share.

          FAIR MARKET VALUE shall mean on any date the average of the high and low prices of the publicly traded shares of the Common Stock on the composite tape for the date of such valuation, as quoted in the WALL STREET JOURNAL or successor generally recognized business journal or, if such business journal does not list the published market quotation, then on the NASDAQ reporting system or successor reporting system. If no trading occurs in the Common Stock on the date of such valuation, fair market value shall mean the average of the high and low sales prices on the immediately preceding trading day.

          LOAN shall mean the Loan made under this Agreement.

          NOTE shall mean the Promissory Note in the form of Exhibit A hereto.

          PERMANENT AND TOTAL DISABILITY shall have the meaning assigned to such term in the Company's long term disability plan.

          PERMITTED TRANSFEREE shall mean (A) the Company, corporations, partnerships or other entities controlled by, controlling or under common control with the Company (collectively, the "Company Affiliates") (the term "control" being the same as that term is defined under the Securities Act of
1933), (B) any managing director, general partner, director, limited partner, officer or employee of the Company (collectively, "Company Associates"), (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Company Associate, (D) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which include a Company Associate, his spouse or his lineal descendants, to whom the Company, any Company Affiliate or any Company Associate has transferred securities of the Company, and (E) any person or entity, as pledgee, from whom any Company Associate has borrowed funds to make its investment in securities of the Company (or any refinancing thereof).

          PLAN shall mean the Company's Leveraged Stock Purchase Plan dated December 19, 1996, pursuant to which the Company provides for issuance of Common Stock to certain designated executives.

          SHARES means the Shares of Common Stock purchased and sold under the Stock Purchase Agreement.

          STOCK PURCHASE AGREEMENT shall mean the Stock Purchase Agreement dated as of ____________, 199__, between the Company and the Executive pursuant to which the Company will sell and the Executive will purchase the Shares.

          TERMINATION FOR CAUSE OR FOR CAUSE means the Borrower has (i) committed any act detrimental to the Company's interest, such as any form of dishonesty, including theft; criminal or other conduct involving moral turpitude connected with employment or that otherwise reflects adversely upon the Company's reputation or operations; violation of any noncompetition agreement; unauthorized disclosure of proprietary or confidential information; sabotage or destruction of the Company's property or equipment; refusal to return property, documents, or information belonging to or originating with the Company; willful or intentional violation or disregard of Company policy; repeated performance or conduct problems; refusal to follow supervisory directions or instructions; unlawful harassment or discrimination; or similar acts or reasons; or (ii) engaged in any type of conduct or behavior detrimental to the safe and efficient operation, the orderly closure, elimination, sale, leasing, or subcontracting out of the Associates job, operation or department, and/or its other business interests.

                                   ARTICLE II


                                    THE LOAN

          Section 2.1 LOAN. Subject to the terms and conditions of this Agreement, and for the consideration and purposes herein set forth, on the Closing Date, the Company agrees to extend to the Borrower the Loan in the amount of _______________________________ Dollars ($__________), as increased under Sections 2.4 and 2.5 hereof.

          Section 2.2 PROMISSORY NOTE. The Loan shall be evidenced by and payable on the terms and conditions set forth in the Note, a copy of which is attached as Exhibit A and incorporated herein by this reference.

          Section 2.3 INTEREST RATE. The Note shall bear interest at a fixed rate of interest equal to the Applicable Federal Rate in effect on ____________,
199__, which was              percent (     %) per annum.

          Section 2.4 PRINCIPAL AMOUNT. The principal amount of the Note shall be as stated therein. The principal amount of the Note shall be increased by all accrued and unpaid interest on the Note under Section 2.5.1.

          Section 2.5  INTEREST.

               2.5.1 Interest shall accrue on the Note from the date of the Note until final payment of the Note. Interest accrued on the Note from the date of the Note until December 31, 1999, shall not be immediately payable, but interest accruing in each year until December 31, 1999, shall be added to the principal balance of the Note on December 31 of each year and shall accrue interest like principal following each such date.

                    2.5.2 Payments of interest shall be due annually beginning on December 31, 2000, and on each December 31 thereafter. The required interest payments shall include only interest accrued during the year the payment is due.

          Section 2.6  MANDATORY REPAYMENTS OF PRINCIPAL.

                    2.6.1 The principal amount of the Note shall be due on December 31, 2006, unless sooner paid in accordance with this Section
          2.6 or Section 2.7, or unless maturity of the Note is accelerated upon an Event of Default.

          2.6.2 The principal amount of the Note shall be due in full at the following times upon occurrence of the following events:

          (a) The date that is two years after the date of the death, retirement or Permanent and Total Disability of the Borrower;

          (b) The date that is 185 days after the date Borrower shall have been terminated by the Company for reasons other than For Cause;

          (c) The date that is two years after the date that a Change of Control shall have occurred.

          (d) The date that is 30 days after the Borrower ceases to be employed by the Company by reason of resignation or Termination For Cause.

          2.6.3 The principal amount of the Note shall be due in part, on the date that is 30 days after the Borrower shall sell any of the Shares in an amount equal to the proceeds received on such sale less the amount of any federal, state and local income taxes that will be payable at the Borrower's highest applicable tax rates on any gain generated by the sale. For these purposes, "gain" has the same meaning as in Section 1001 of the Internal Revenue Code.

          Section 2.7 OPTIONAL PREPAYMENTS. The Loan may be prepaid in whole or in part at any time. Any partial prepayments shall be applied first to accrued and unpaid interest, and then to principal.

          Section 2.8  SECURITY.  The Loan is unsecured.

          Section 2.9 RECOURSE. The Loan is full recourse, and neither collection nor enforcement of the Loan is limited to any particular assets of Borrower.

          Section 2.10 CHANGE IN CONTROL. Upon a Change in Control of the Company, the balance owing on the Note shall be the lesser of (i) the Fair Market Value of the Shares owned by the Borrower on the date of the Change in Control less the amount of any federal, state and local income taxes that would be payable at the Borrower's highest applicable tax rates on any gain that would be generated if the Borrower sold the Shares on the date of the Change in Control, and (ii) the balance otherwise owing on the Note on the date of the Change in Control.

                                   ARTICLE III

                          CLOSING UNDER THIS AGREEMENT

          Section 3.1 LOCATION; CLOSING DATE. The closing under this Agreement shall take place at the offices of the Company on ____________, 199__, or such other date as may be mutually agreed to, in writing, by the Company and the Borrower.

          Section 3.2 CLOSING. At the Closing the Borrower will execute the Note and deliver the Note to the Company. Borrower directs that the proceeds of the Loan shall be retained by the Company and recorded as the receipt by the Company of a portion of the purchase price of the Shares under the Stock Purchase Agreement.


                                   ARTICLE IV

                    BORROWER'S REPRESENTATIONS AND WARRANTIES

          To induce the Company to enter into and extend and advance funds to Borrower pursuant to this Agreement, in addition to any other warranties set forth herein, the Borrower hereby warrants and represents to the Company as follows, acknowledging that the Company is relying on the truth and accuracy of the following representations and warranties in entering into this Agreement with the Borrower:

          Section 4.1 VALIDITY. This Agreement has been duly executed by the Executive and constitutes the Executive's valid and binding obligation enforceable against the Executive in accordance with its terms.

          Section 4.2 ADEQUATE RESOURCES. Borrower currently has, or on the dates upon which payments are due under the Note reasonably expects to have, adequate personal financial resources from which to repay the Loan. Borrower believes that the Company can in good faith not rely on the Shares as a source of repayment for the Loan.


                                    ARTICLE V

                            DEFAULT; REMEDIES; WAIVER

          Section 5.1 EVENTS OF DEFAULT. The following events shall constitute Events of Default under this Agreement:

               5.1.1 FAILURE TO PAY. If the Borrower fails to pay any amount of principal or interest as required herein and under any Loan Document, when such amount becomes due, and such failure continues, in whole or in part, for ten (10) days after the date such payment was due.

               5.1.2 INSOLVENCY OR BANKRUPTCY. The Borrower becomes insolvent or unable to pay his debts as such debts become due, or the Borrower files a voluntary petition in bankruptcy or has an involuntary petition for bankruptcy filed against him.

          Section 5.2 REMEDIES. Upon the occurrence of any Event of Default under Section 5.1 hereof, the Company shall have the following remedies:

                5.2.1 INSOLVENCY OR BANKRUPTCY. If such event is an Event of Default specified in Section 5.1.2 above, the Loan and all other amounts owing under this Agreement and any Loan Document shall immediately become due and payable.

                5.2.2 OTHER DEFAULTS. If such default is any Event of Default other than one specified in Section 5.1.2, the Company may, by ten (10) days' prior written notice to the Borrower, declare the Loan and all other amounts owing under this Agreement and all Loan Documents to be due and payable in full, whereupon the same shall immediately become due and payable.

                5.2.3 OTHER REMEDIES. The Company may effect any and all other remedies granted to it under this Agreement.

                5.2.4 REMEDIES NOT EXCLUSIVE. In addition to the foregoing remedies, the Company shall have all the rights and remedies available to it under applicable law.

          Section 5.3 NONWAIVER. The failure of the Company, for any reason, to declare a default, or to enforce or insist on the strict performance of the covenants of this Agreement, or to seek any redress available to the Company under this Agreement, shall not be deemed a waiver of such default or of strict performance of any covenant, obligation or condition of this Agreement, nor prevent a subsequent act by the Borrower from having all the force and effect of any original default or breach.


                                   ARTICLE VI

                               GENERAL PROVISIONS

          Section 6.1 ASSIGNABILITY. The Borrower's rights under this Agreement are not assignable.

          Section 6.2 MODIFICATION. This Agreement may only be amended, modified, or supplemented by written Agreement executed by the Company and the Borrower.

          Section 6.3 NOTICES. Any notice or demand given under the terms of this Agreement shall be deemed delivered when mailed via United States certified mail, addressed to the other party, at the following address:

          COMPANY:

               Treasurer
               TJ International, Inc.
               200 E. Mallard Drive
               Boise, ID  83706

          BORROWER:

               ______________________
               ______________________
               ______________________

Alternatively, notice or demand given under the terms of this Agreement may be given by hand delivery to the other party. If to Company, such delivery will be effective when actually delivered to TJ International, Inc., 200 East Mallard Drive, Boise, ID 83706; if to the Borrower, when delivered to the same address as listed above for mailing to the Borrower.

          Section 6.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

          Section 6.5 ATTORNEY'S FEES. In the event any action or suit is taken or instituted to enforce this Agreement or any Loan Document, the prevailing party shall be entitled to receive from the defaulting party all costs, expenses and fees, including reasonable attorney's fees, incurred by the prevailing party in enforcing this Agreement or any Loan Document.

          Section 6.6 TERMINATION. This Agreement shall be of no further force and effect when the Loan and all obligations owed to the Company by the Borrower in connection with this Agreement have been satisfied.

          Section 6.7 SEVERABILITY. If any provision of this Agreement shall be unenforceable or invalid to any extent, the remaining provisions of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

          Section 6.8 INCORPORATION OF EXHIBITS. All exhibits referred to in this Agreement are incorporated by reference and made a part of the terms, provisions and covenants of this Agreement.

          Section 6.9 GOVERNING LAW. This Agreement shall be governed by, construed under, and enforced according to the laws of the State of Idaho except that all matters relating to the validity of issuance of the shares by the Company and the rights and obligations of the Company and the Borrower with respect to the Shares shall be governed by the General Corporate Law of the State of Delaware.

          Section 6.10 CUMULATIVE REMEDIES. All the Company's rights and remedies, whether evidenced under the terms of this Agreement or any other document or instrument referred to herein are cumulative and are not intended to exclude any other remedies or means of redress to which the Company may be entitled by statute or otherwise.

          IN WITNESS WHEREOF, the parties have executed this Loan Agreement on the day and year first above written.


                                             TJ INTERNATIONAL, INC.


                                             By_______________________________



                                             BORROWER


                                             By_______________________________

                                                               EXHIBIT E TO PLAN
                                                     EXHIBIT A TO LOAN AGREEMENT



                                 PROMISSORY NOTE


$______________                                              ____________, 199__
(as increased below                                                 Boise, Idaho
in Paragraph 1)                                          Due:  December 31, 2006


          For value received, the undersigned (the "Borrower"), promises to pay to the order of TJ International, Inc. (the "Company"), at Boise, Idaho, the principal sum of ___________________________________ Dollars ($__________), or
such greater sum as shall result from the operation of paragraph 1 below, payable in lawful currency of the United States of America, with interest thereon in like money, from and after ____________, 199__, until paid, at a fixed rate of interest equal to ___ percent (___%) per annum. Principal and interest are to be paid as follows:

          1. Interest shall accrue on the Note from the date of the Note until final payment of the Note. Interest accrued on the Note from the date of the Note until December 31, 1999 shall not be immediately payable, but interest accruing in each year until December 31, 1999 shall be added to the principal balance of the Note on December 31 of each year, and shall accrue interest like principal following such date.

          2. Payments of interest shall be due annually beginning on December 31, 2000, and on each December 31 thereafter. The required interest payments shall include only interest accrued during the year the payment is due.

          3. The principal amount of the Note shall be due on December 31, 2006, unless sooner paid in accordance with this Section 4, 5 or 6, or unless maturity of the Note is accelerated upon an Event of Default.

          4. The principal amount of the Note shall be due in full at the following times upon occurrence of the following events:

               (a) The date that is two years after the date of the death, retirement or permanent and total disability of the Borrower;

               (b) The date that is 185 days after the date Borrower shall have been terminated by the Company for reasons other than For Cause;

               (c) The date that is two years after the date that a Change of Control shall have occurred.

               (d) The date that is 30 days after the Borrower ceases to be employed by the Company by reason of resignation or Termination For Cause.

          5. The principal amount of the Note shall be due in part, on the date that is 30 days after the Borrower shall sell any of the Shares in an amount equal to the proceeds received on such sale less the amount of any federal, state and local income taxes that will be payable at the Borrower's highest applicable tax rate on any gain generated by the sale. For these purposes, "gain" has the same meaning as in Section 1001 of the Internal Revenue Code.

          6. If a Change in Control occurs, the principal balance of the Note on the date of the Change in Control shall be the lesser of (i) the Fair Market Value of the Shares owned by the Borrower on the date of the Change in Control less the amount of any federal, state and local income taxes that would be payable at the Borrower's highest applicable tax rates on any gain that would be generated if the Borrower sold the Shares on the date of the Change in Control, and (ii) the principal balance otherwise owing on the Note on the date of the Change in Control.

          7. The Loan may be prepaid in whole or in part at any time. Any partial prepayments shall be applied first to accrued and unpaid interest, and then to principal.

          This Note may be prepaid in whole or in part at any time or from time to time without payment of premium or penalty but with payment of interest accrued to the date of prepayment.

          This Note is issued to evidence the obligation of the Borrower to the Company under the Loan Agreement dated as of ____________, 199__ (the "Loan Agreement") to repay the Loan made by the Company to the Borrower pursuant to the Loan Agreement. Certain terms used as defined terms in this Note are defined in the Loan Agreement. Reference is also made to the Loan Agreement for the nature and extent of the security for the Note, the representations and covenants of the Borrower, and a statement of the rights and obligations of the Company and the Borrower.

          If an Event of Default, as defined in the Loan Agreement, shall occur, all amounts payable under this Note may be declared due and payable immediately by the holder of this Note. If placed with an attorney for collection, or if suit be instituted upon this Note, the Borrower agrees to pay to said holder, in addition to all collection costs, reasonable attorneys' fees.

          Borrower hereby waives presentment for payment, demand, protest and notice of protest of nonpayment of this Note. No course of dealing between Borrower and the Company shall operate as a waiver to any right of the Company and no delay on the part of the Company in exercising any right hereunder shall so operate.

          IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name and on its behalf as of the effective date first above written.


                                        "BORROWER"



                                        ___________________________________
                                        EXECUTIVE